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                                                                      EXHIBIT 21

                                PRIMIX SOLUTIONS INC
                                LIST OF SUBSIDIARIES
                               ---------------------

The following is a list of all subsidiaries of Primix Solutions Inc., and their jurisdiction of incorporation, and the names under which they do business:

                                                      Name(s) under Which
Subsidiary            Jurisdiction of Incorporation   Subsidiary Does Business
----------            -----------------------------   ------------------------
Advis, Inc.           Delaware                        Advis, Inc.

OneWave Securities    Massachusetts                   OneWave Securities
Corporation                                           Corporation